Exhibit 99.1

ADOMANI® Reports Third Quarter 2019 Results

CORONA, CA / ACCESSWIRE / October 23, 2019 / ADOMANI, Inc. (OTCQB: ADOM), a provider of advanced zero-emission vehicle drivetrain solutions and purpose-built electric vehicles, today announced its results for the third quarter ended September 30, 2019.

Quarterly and Recent Highlights

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Sales revenue of approximately $5.7 million for the three months ended September 30, 2019, which is more than double the 3rd quarter revenue of the same period in 2018 and, when combined with the revenue through the first 6-months of 2019, is over 200% of the full year revenue for 2018.

•	Backlog of $4.1 million at September 30, 2019, the majority of which is expected to be delivered in 2019.
•	ADOMANI received its initial purchase order for ten Class 4 all-electric trucks. This order is included in the September 30, 2019 backlog number.
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Key members of the ADOMANI management team visited China in July and September as a follow-up to the February and June visits to China. These meetings were intended to strengthen the supply chain for all-electric vehicles and to meet with several Chinese manufacturers in order to explore prospective alliances, as well as develop relationships with progressive electric vehicle suppliers. We expect that these and future meetings will result in ADOMANI having access to new, desirable vehicles for the marketplace.

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Continued to showcase our all-electric commercial trucks and vans in California ride-and-drive events, including the annual California Higher Education Sustainability Conference in July, and met with and demonstrated the vehicles to multiple school districts, cities, utility districts and other municipal agencies throughout California, as well as to the University of California- Davis. We also introduced a number of private fleet operators in the delivery and trucking industry to the vehicles.
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Showcased our all-electric trucks and vans in the states of Washington, Oregon, Arizona, Nevada, Florida and Minnesota, conducting demonstrations in multiple cities, counties, school districts and utility districts, including, among others, the cities of Seattle, Spokane and Tacoma in WA; Salem, OR; and Phoenix and Tempe, AZ. Our vehicles were also presented to Washington State University and to Arizona State University; and were displayed at the July Student Transportation News Magazine (STN) conference in Reno NV; at the Arizona Utility Salt River Project; at the Valley of the Sun Clean Cities Coalition event in AZ; at the Florida Utility EV Roundtable in Orlando, FL; and at the Twin Cities Clean Air Kick the Tires event in Minneapolis, MN.

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We received our first 3 Neighborhood Electric Vehicles (NEVs) and began showing them to our soon to be established dealer network, retirement communities, resorts and city and county purchasing departments.

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Our e-trike business in the Philippines is beginning to bear fruit. We expect that the first 10 vehicles will be in customer hands soon and an additional 50 vehicles will go into production in the fourth quarter. As we announced earlier this year, the initial order for 250 vehicles was received with release quantities that we feel best fit the marketplace. The order will only be counted towards the backlog as we release vehicles to production.

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The 43,000 square foot facility in Downey we mentioned in the second quarter is being outfitted with tooling, we have added staff, and we have received a number of vehicles for pre-delivery inspection at the location in preparation for delivery to customers. In addition, the facility is being used as a staging site for demos and customer visits for ride-and-drives.

•	Presented at investor-oriented meetings arranged by Renmark Financial Communications, Inc. in Boston, Philadelphia and New York City.

The California Air Resources Board is in the process of allocating an additional $142,000,000 for vehicle buy downs. They are considering eliminating the funding for low NOx vehicles and allocating more funding towards all electric vehicles. In addition, on July 8, 2019, the Bay Area AQMD released its Carl Moyer program of $50 million, which will pay 60% of the cost of zero-emission all-electric vehicles from Class 4 through Class 8.

Jim Reynolds, CEO of ADOMANI, commented, “We’ve continued to make progress in the third quarter of 2019. We received our initial order for all-electric trucks in September, and our backlog at September 30, 2019 was $4.1 million. We have continued marketing our all-electric trucks and vans, and we very recently received the necessary HVIP certification and listing. We can now move forward and should be able to convert the many enthusiastic responses we have received from showcasing our vehicles at recent ride-and-drive events into purchase orders. We continue to experience delivery issues that have impacted our revenue recognition and, although we have seen improvement from our major subcontractors, delivery delays that extended into the third quarter of 2019, primarily related to the 2017 legacy school bus project, are not yet resolved. Nevertheless, we are excited about the potential growth from our diversified product offerings of trucks, vans, chassis, NEVs and e-trikes, and are encouraged by the feedback we have received from various school districts, cities, counties, fleet owners and private companies for whom we have had the opportunity to demonstrate our vehicles as they realize how their communities and the environment could benefit from our ADOMANI zero-emission all electric vehicles. We have begun to set up a dealer network to provide sales and service on our NEV product and a separate network of service centers for our all-electric vans and trucks.

We are pleased with the third quarter sales revenue, which is 115% of the full year 2018 sales revenue, and remain confident that we will be able to convert the majority of the existing backlog to sales revenue in 2019, which would position us to meet analyst consensus revenue estimates for full year 2019. Moreover, we continue to believe that, if we are able to effectively execute our business plan and capitalize on the opportunities that are presented to us, we will be profitable in 2020. We also feel that we have adequate cash to fund us to profitability.”

Third Quarter 2019 Financial Results

Sales were approximately $5.7 million and $10.6 million for the three and nine months ended September 30, 2019, respectively, compared to $2.6 million and $3.8 million for the three and nine months ended September 30, 2018, respectively.

Cost of sales were approximately $5.3 million and $9.8 million for the three and nine months ended September 30, 2019, respectively, compared to $2.5 million and $3.7 million for the three and nine months ended September 30, 2018, respectively.

General and administrative expenses for the three months ended September 30, 2019, were approximately $1.6 million, compared to approximately $1.5 million for the corresponding three-month period of 2018, an increase of $100,000. The increase was primarily related to an increase in legal and professional fees of $233,000, and increases in payroll and insurance expenses, reduced by a $200,000 decrease in bad debt expense.  The third quarter 2019 general and administrative expenses include approximately $215,000 in non-cash charges, including $203,000 in stock-based compensation expense.

General and administrative expenses for the nine months ended September 30, 2019, were approximately $4.4 million, compared to approximately $9.3 million for the corresponding nine-month period of 2018, a decrease of $4.9 million, which was primarily related to a $5.3 million decrease in non-cash stock-based compensation expense in 2019 related to items previously disclosed in 2018 and to a $200,000 decrease in bad debt expense, partially offset by increases in legal and professional, payroll and insurance expenses. The nine month 2019 general and administrative expenses include approximately $766,000 in non-cash charges, including $730,000 in stock-based compensation expense.

Consulting expenses were $66,000 and $220,000 for the three and nine months ended September 30, 2019, respectively, as compared to $38,000 and $133,000 in the corresponding periods in 2018. The increase is due to an increase in sales and marketing consulting and to supply chain consulting activity in the current year periods.

Consulting expenses include non-cash charges of approximately $15,000 and $40,000 for the three and nine months ended September 30, 2019, respectively.  There were no non-cash charges included in consulting expenses for 2018.

Research and development expenses were $10,000 and $158,000 for the three and nine months ended September 30, 2019, respectively, as compared to $45,000 and $641,000, respectively, for the corresponding periods in 2018, which decreases were primarily attributable to the timing of certain expenditures made for research and development activity.

Total net operating expenses were approximately $1.6 million and $4.8 million for the three and nine months ended September 30, 2019, respectively, as compared to approximately $1.6 million and $10.1 million, respectively, for the corresponding periods in 2018. The decrease of $5.3 million for the full nine months of 2018 was primarily due to the expense reductions discussed above.

Net loss for the three months ended September 30, 2019, was approximately $1.2 million, as compared to a net loss of approximately $1.5 million for the three months ended September 30, 2018, a decrease of approximately $300,000 for the reasons described above. The total non-cash expenses included in the net loss for the three months ended September 30, 2019 and 2018, were approximately $230,000 and $528,000, respectively.

Net loss for the nine months ended September 30, 2019, was approximately $4.0 million, as compared to a net loss of approximately $9.7 million for the nine months ended September 30, 2018, a decrease of approximately $5.7 million for the reasons described above. The total non-cash expenses included in the net loss for the nine months ended September 30, 2019 and 2018, were approximately $806,000 and $6.7 million, respectively.

As of September 30, 2019, the Company had cash, cash equivalents, and short-term investments of approximately $7.8 million and debt of $4.9 million, as compared to $7.8 million of cash, cash equivalents and short-term investments and debt of $1.4 million as of September 30, 2018. Working capital at September 30, 2019 was $4.0 million as compared to $8.1 million at September 30, 2018.

Conference Call Information

To participate in this event, dial approximately 5 to 10 minutes before the beginning of the call.

Date: October 23, 2019

Time: 4:30 PM ET

Toll-free: (844) 407-9500

International: (862) 298-0850

Conference Call Replay Information

The replay will be available beginning approximately 2 hours after the conclusion of the call until November 23, 2019.

Toll-free: (877) 481-4010

Reference ID: 52974

About ADOMANI®

ADOMANI, Inc. is a provider of zero-emission electric drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI is also a provider of new zero-emission electric vehicles focused on reducing the total cost of vehicle ownership, and helps fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "planned," "expects," "believes," "strategy," "opportunity," "anticipates," "outlook," "designed," and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI® undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

ADOMANI, Inc.

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Renmark Financial Communications, Inc.

Joshua Lavers: jlavers@renmarkfinancial.com

Telephone: (416) 644-2020, ext 3409 or (514) 939-3989

SOURCE: ADOMANI, Inc.